Exhibit 99.4

Shareholder Update: Creative Medical Technology Holdings, Inc. Extinguishes Additional Debt With Affiliate Company Converting To Restricted Common Shares

PHOENIX, April 12, 2018 /PRNewswire/ – Creative Medical Technology Holdings, Inc. (OTCQB: CELZ) announced today that debt to affiliate company Creative Medical Health, Inc. in the amount of $136,003.00 is being converted to restricted common shares of stock in Creative Medical Technology Holdings, Inc.

“As we certainly have confidence in the fundamentals of Creative Medical Technology Holdings, Inc., in our stem cell technology and in the experience and ability of our network of doctors, scientists and our executives we have determined that this is a prudent action to eliminate additional debt and to continue to build shareholder value.

“We used the 30 day average VWAP (March 1-30, 2018) and added a premium of 20% to reach the conversion price of $0.0138 per share. Which is 9,855,290 restricted common shares of CELZ stock,” said Donald Dickerson, Chief Financial Officer of Creative Medical Technology Holdings, Inc.

“Although it’s not required to make disclosures on privately held companies, we believe it’s important that CELZ shareholders understand the relationship of the two companies. Creative Medical Health, Inc., founded in 2011, is a privately held biotechnology incubator company specializing in the very early stage development of stem cell technology and was the source of such issued patents as the erectile dysfunction and degenerative disc disease therapies owned by Creative Medical Technology Holdings, Inc. Creative Medical Health, Inc. takes stem cell technology from concept to issued patents, which in most cases is 5 to 10 years of research and patent prosecution. As our filings reflect, Creative Medical Health, Inc. is also a large shareholder in Creative Medical Technology Holdings, Inc.,” said Timothy Warbington, CEO of both Creative Medical Health, Inc. and Creative Medical Technology Holdings, Inc.

“As we’ve previously stated, we wish to extend our appreciation for the support of our shareholders, many of which have been vested in the company for several years and to new shareholders who have recently become acquainted with us. The Officers and Directors continue to work to build the fundamentals of the company with our cutting edge technologies.

“And as a reminder, May 18-20 we’ll be at the American Urological Association (AUA) conference at booth 5870 presenting our CaverstemTM erectile dysfunction technology. Our team is excited and ready to go!”

About Creative Medical Technology Holdings

Creative Medical Technology Holdings, Inc. is a commercial stage biotechnology company currently trading on the OTCQB under the ticker symbol CELZ. For further information about the company go to www.creativemedicaltechnology.com. For more information on our CaverstemTM procedure please go to www.caverstem.com.

Forward-Looking Statements

OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming clinical trials and laboratory results, marketing efforts, funding, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the periodic and other reports filed by Creative Medical Technology Holdings, Inc. with the Securities and Exchange Commission and available on the Commission’s website at www.sec.gov.